EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FIRST QUARTER 2013 FINANCIAL RESULTS

Woodland Hills, CA, May 14, 2013 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three months ended March 31, 2013. For the three months ended March 31, 2013, revenues were $7.9 million and net income was $0.01 million ($0.00 diluted income per share) compared with revenues of $8.3 million and net income of $0.5 million ($0.09 diluted income per share) for the three months ended March 31, 2012.

Stockholders’ equity was $70.4 million as of March 31, 2013, or $13.17 per common share including unrealized gains, net of tax, of $0.1 million, compared to stockholders’ equity of $70.4 million as of December 31, 2012, or $13.18 per common share including unrealized gains, net of tax, of $0.1 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” “expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31	December 31
	2013	2012
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: March 31, 2013 $26,190; December 31, 2012 $33,444)	$26,302	$33,628
Short-term investments, at cost	93,338	86,256
Total Investments	119,640	119,884
Cash	170	161
Accrued investment income	48	156
Receivables, net	5,564	5,745
Reinsurance recoverable:
Paid losses and loss adjustment expenses	506	305
Unpaid losses and loss adjustment expenses	5,731	6,584
Deferred policy acquisition costs	3,843	3,785
Property and equipment, net	1,049	857
Deferred income taxes	1,794	1,894
Other assets	685	637
Total Assets	$139,030	$140,008

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$49,463	$49,785
Unearned premiums	15,900	16,030
Advance premium and premium deposits	613	756
Income taxes payable	9	—
Accrued expenses and other liabilities	2,682	3,041
Total Liabilities	$68,667	$69,612

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,341,147 at March 31, 2013, and 5,341,147 at December 31, 2012	$3,691	$3,686
Accumulated other comprehensive income	74	121
Retained earnings	66,598	66,589
Total Stockholders’ Equity	$70,363	$70,396

Total Liabilities and Stockholders' Equity	$139,030	$140,008

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended
	March 31
	2013	2012
REVENUES
Insurance Company Revenues
Net premium earned	$6,690	$6,715
Investment income	121	582
Other income	234	112
Total Insurance Company Revenues	7,045	7,409

Other Revenues from Insurance Operations
Gross commissions and fees	882	906
Investment income	—	—
Finance charges and fees earned	20	16
Other income	3	4
Total Revenues	7,950	8,335

EXPENSES
Losses and loss adjustment expenses	4,557	3,722
Policy acquisition costs	1,434	1,762
Salaries and employee benefits	1,263	1,359
Commissions to agents/brokers	61	60
Other operating expenses	579	659
Total Expenses	7,894	7,562

Income Before Taxes	56	773
Income Tax Expense	48	273
Net Income	$8	$500

PER SHARE DATA:
Basic
Earnings Per Share	$0.00	$0.09
Weighted Average Shares	5,341,147	5,341,742

Diluted
Earnings Per Share	$0.00	$0.09
Weighted Average Shares	5,344,463	5,360,782

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Three Months Ended
	March 31
	2013	2012
Cash flows from operating activities:
Net Income	$8	$500
Adjustments to reconcile net income to net cash from operations
Depreciation and amortization	53	13
Bond amortization, net	5	27
Non-cash stock based compensation	6	6
Changes in assets and liabilities
Net receivables and accrued investment income	288	(573)
Reinsurance recoverable	653	256
Deferred policy acquisition costs	(58)	82
Other assets	36	(44)
Unpaid losses and loss adjustment expenses	(322)	(2,002)
Unearned premiums	(130)	107
Advance premium and premium deposits	(143)	528
Accrued expenses and other liabilities	(359)	106
Income taxes current/deferred	50	274
Net Cash Provided (Used) by Operating Activities	87	(720)

Cash flows from investing activities:
Purchase of fixed maturity investments	(699)	(150)
Proceeds from maturity of fixed maturity investments	7,948	1,544
Net increase in short-term investments	(7,082)	(875)
Additions to property and equipment	(245)	(103)
Net Cash (Used) Provided by Investing Activities	(78)	416

Cash flows from financing activities:
Repurchase and adjustment of common stock	—	(7)
Net Cash Used by Financing Activities	—	(7)

Net increase (decrease) in cash	9	(311)
Cash at Beginning of period	161	467
Cash at End of Period	$170	$156

Supplemental cash flow information
Cash paid during the period for:
Interest	—	—
Income taxes	—	$9